Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (Nos. 333-86189 and 333-40922) and Form S-8 (Nos. 333-82325, 333-51678 and 333-69034) of Wyndham International, Inc. of our report dated March 8, 2004 relating to the financial statements and financial statement schedules, which appear in this Form 10-K.

March 8, 2004